UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 17, 2012

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, the Compensation Committee of the Board of Directors (the “Board”) of Equinix, Inc. (“Equinix”) approved the Equinix 2012 Incentive Plan (the “2012 Plan”) for eligible employees of Equinix, including executive officers, for the fiscal year ending December 31, 2012.

Under the 2012 Plan, an annual target bonus amount has been assigned to each executive officer. The annual target bonus amounts under the 2012 Plan range from 65-115% of each executive’s base salary, depending on the executive’s position, and are payable in cash. The actual annual bonus is determined on the basis of Equinix’s performance against revenue (weighted at 25%) and adjusted EBITDA (weighted at 75%) goals, as set forth in the Board-approved operating plan, adjusted from time to time throughout the plan year. The goals will exclude the impact of one-time events affecting the operating plan, such as expansion projects or acquisitions not contemplated in the operating plan, and will exclude the impact of fluctuations in foreign currencies against the foreign currency rates applied in the operating plan. 100% of the 2012 Plan will be funded if the revenue and adjusted EBITDA goals are met. For every 1% below operating plan for revenue, the revenue portion of the bonus pool shall be reduced by 20% and for every 1% below operating plan for adjusted EBITDA, the adjusted EBITDA portion of the bonus pool shall be reduced by 20%. No bonuses will be paid if revenue and adjusted EBITDA are 95% or less of the approved operating plan goals. In addition, at its discretion the Compensation Committee may reduce or eliminate the actual award that otherwise would be payable should economic conditions warrant it.

On February 21, 2012, the Compensation Committee of the Board also granted long-term incentives to the Company’s executive officers in the form of performance-based restricted stock units (“RSUs”). For 2012, the Compensation Committee added total shareholder return (“TSR”) as a performance metric for 33 1/3% of such RSUs. Depending upon the Company’s TSR achievement over a two-year period, measured against the Russell 1000 Index, the number of shares earned under the TSR RSUs may range from 0% to 200%. As in prior years, the remaining RSUs may be earned based on achievement of revenue and adjusted EBITDA performance goals for 2012, combined with service-based vesting to the extent the awards are earned.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

On February 17, 2012, the Board approved amendments to Equinix’s Amended and Restated Bylaws (the “Bylaws Amendments”) to change the voting standard for uncontested director elections from a plurality to a majority of votes cast. If an incumbent director nominee fails to receive a majority of the votes in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. For contested elections, directors shall continue to be elected by the vote of a plurality of the votes cast on the election of directors.

The Amended and Restated Bylaws, as amended by the Bylaws Amendments, are attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated by reference herein.

Item 8.01	Other Events.

On February 21, 2012, Christopher B. Paisley, a member of the Board, was designated by the Board as its Lead Independent Director, a newly created position. Duties of the Lead Independent Director include calling and chairing meetings of the independent directors of the Board. Mr. Paisley joined the Board in 2007 and currently serves as Chairman of the Board’s Audit Committee and as a member of the Board’s Real Estate and Governance Committees.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

3.1	Amended and Restated Bylaws of Equinix, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: February 23, 2012	By:	/s/ Keith D. Taylor
Keith D. Taylor Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Equinix, Inc.